EXHIBIT 99.1

FOR:	Consolidated Graphics, Inc.

CONTACT:	G. Christopher Colville
Executive Vice President/
Chief Financial Officer
Consolidated Graphics, Inc.
(713) 787-0977

Christine Mohrmann/Marco Lima/
Lindsay Hatton
Media: Claudine Cornelis
FD Morgen Walke
(212) 850-5600

FOR IMMEDIATE RELEASE

CONSOLIDATED GRAPHICS REPORTS THIRD QUARTER RESULTS
-Reports Record Quarterly Revenue of $186.3 Million-

                HOUSTON, TEXAS — January 22, 2003 — Consolidated Graphics, Inc. (NYSE:CGX) today announced results for its third quarter ended December 31, 2002.

                Revenues in the December quarter were $186.3 million, up 2.5% compared with $181.8 million in the September quarter and up 21.1% compared with $153.8 million a year ago.  Operating margins were 6.3% for the third consecutive quarter.  Net income for the December quarter was $5.7 million, or $.42 per diluted share, compared with $5.4 million, or $.40 per diluted share, in the September quarter and $3.6 million, or $.27 per diluted share, including after-tax goodwill amortization expense of $1.2 million, or $.09 per diluted share, a year ago.

                For the nine months ended December 31, 2002, total revenues were $544.2 million, up 13.8% compared to $478.3 million for the comparable period a year ago.  Net income for the first nine months of this fiscal year, before the cumulative effect of a change in accounting principle reflecting the adoption of SFAS No. 142, was $16.2 million, or $1.20 per diluted share, compared to $13.0 million, or $.97 per diluted share, including after-tax goodwill amortization expense of $3.5 million, or $.26 per diluted share, in the same period last year.  After giving effect to an after-tax goodwill impairment charge of $74.4 million, or $5.51 per diluted share, due to the implementation of SFAS No. 142, the Company reported a loss of $58.2 million, or $4.31 per diluted share, in the first nine months of this fiscal year.

                “We are pleased to report that our December quarter results were ahead of our internal expectations, with this quarter’s revenue representing a record level for the Company,” commented Joe R. Davis, Chairman and Chief Executive Officer.  “Our sequential revenue growth was generated by both existing and newly acquired companies and reflects our efforts to grow market share and improve the performance of our recently acquired companies.”

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CONSOLIDATED GRAPHICS REPORTS THIRD QUARTER RESULTS

                Mr. Davis stated, “In the December quarter, we achieved internal revenue growth of 6.5% and EPS growth, adjusted for goodwill amortization expense, of 17% compared to the same period last year.  It is important to note, however, that our year-over-year comparables benefited from the particularly weak December quarter last year, which was impacted by the events of September 11th.  We are also pleased to report that we generated $22.3 million in operating cash flow in the December quarter.  For the first nine months of fiscal 2003, operating cash flow was $72.6 million, already exceeding the record amount for the full year of 2002.”

                Mr. Davis continued, “Despite this quarter’s improved results, it is clear that unstable economic conditions continue to adversely impact the commercial printing industry.  As a result, operating margins, while more stable, remain at depressed levels.  Based on recent reports about sustained near-term weakness in the U.S. economy, we have a conservative outlook for the March quarter and expect that operating margins and earnings per share will be in line with the December quarter.”

                Mr. Davis concluded, “A strong balance sheet and the inherent strength of our business model are the primary reasons for Consolidated Graphics’ continued success.  We remain dedicated to identifying ways to improve our business, while simultaneously evaluating a number of acquisition opportunities.  We are confident in our ability to achieve profitable growth and outperform the industry.”

                Please join Consolidated Graphics for its live third quarter conference call at 11:00 a.m. Eastern Standard Time on January 22, 2003.  The conference call, open to all investors and potential investors, will be webcast at www.consolidatedgraphics.com.  Please go to our website and click on investor relations and conference calls.

Consolidated Graphics, Inc. is the largest sheet-fed and half-web commercial printing company in the United States.  Through locations in 25 states, the Company produces high-quality customized printed materials for a broad customer base that includes many of the most recognized companies in the country.  Consolidated Graphics also offers an extensive and growing range of digital and Internet-based services and solutions marketed through CGXmedia.  Consolidated Graphics is focused on adding value to its operating companies by providing financial and operational strengths, management support and technological advantages associated with a national organization.  For more information, visit the Company’s website at www.consolidatedgraphics.com.

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CONSOLIDATED GRAPHICS REPORTS THIRD QUARTER RESULTS

This press release contains forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements.  Consolidated Graphics’ expectations regarding future sales and profitability assume, among other things, stability in the economy and reasonable growth in the demand for its products, the continued availability of raw materials at affordable prices, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics’ filings with the Securities and Exchange Commission.   The forward-looking statements, assumptions and factors stated or referred to in this press release are based on information available to Consolidated Graphics today.  Consolidated Graphics expressly disclaims any duty to provide updates to these forward-looking statements, assumptions and other factors after the day of this release to reflect the occurrence of events or circumstances or changes in expectations.

(Table to Follow)

CONSOLIDATED GRAPHICS REPORTS THIRD QUARTER RESULTS

CONSOLIDATED GRAPHICS, INC.
Consolidated Income Statement
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2002	2001	2002	2001

Sales	$186,296	$153,750	$544,174	$478,342
Cost of sales	141,444	114,375	411,860	353,257
Gross profit	44,852	39,375	132,314	125,085
Selling expense	19,820	16,591	58,931	50,652
General and administrative expense	13,333	12,134	39,257	36,706
Amortization of goodwill	—	1,346	—	4,025
Operating income	11,699	9,304	34,126	33,702
Interest expense, net	2,430	3,347	8,020	12,111
Income before taxes and accounting change	9,269	5,957	26,106	21,591
Income Taxes	3,522	2,383	9,920	8,637
Income before accounting change	5,747	3,574	16,186	12,954
Cumulative effect of accounting change	—	—	74,376	—
Net income (loss)	$5,747	$3,574	$(58,190)	$12,954

Earnings per share — before accounting change
Basic	$.43	$.27	$1.22	$.99
Diluted	$.42	$.27	$1.20	$.97

Earnings per share — after accounting change
Basic	$.43	$.27	$(4.39)	$.99
Diluted	$.42	$.27	$(4.31)	$.97

Weighted average shares outstanding
Basic	13,295	13,150	13,245	13,082
Diluted	13,570	13,449	13,505	13,360